Exhibit 99.2

David Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES $56.6 MILLION ESAPI BODY ARMOR ORDER

Costa Mesa, Calif. – March 3, 2011 – Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received a delivery order for approximately $56.6 million for ESAPI (Enhanced Small Arms Protective Insert) ceramic body armor plates. Ceradyne will begin shipping this ESAPI production release in the second quarter this year with full shipment expected to be completed late in the third quarter 2011.

The release was issued under the $2.37 billion ID/IQ (Indefinite Delivery/Indefinite Quantity) contract originally issued in October 2008 and scheduled to expire in September 2013. There is a balance of approximately $2.1 billion remaining on the ID/IQ contract. Ceradyne’s practice is to only book firm delivery orders such as the above $56.6 million as backlog for scheduled delivery.

David P. Reed, Ceradyne President, North American Operations, commented: “We are extremely pleased to have been awarded this ESAPI contract. We anticipate meeting the government’s quality and delivery requirements with this delivery order shipped complete in Q3 2011.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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